NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 27, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 16, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Imprivata, Inc. and Project Brady Merger Sub, Inc., a wholly-owned direct subsidiary of Project Brady Holdings, LLC, which were formed by an affiliate of the private equity investment firm Thoma Bravo, LLC, became effective before the open on September 16, 2016. Each share of Imprivata, Inc. was converted into $19.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 16, 2016.